UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)                                                                        February 12, 2004

THE ANDERSONS, INC.

(Exact name of registrant as specified in its charter)

OHIO (State or other jurisdiction of incorporation or organization)	34-1562374 (I.R.S. Employer Identification No.)

480 W. Dussel Drive, Maumee, Ohio (Address of principal executive offices)	43537 (Zip Code)

Registrant’s telephone number, including area code (419) 893-5050

Item 2: Acquisition or Disposition of Assets

On February 12, 2004, The Andersons, Inc. and its wholly-owned subsidiary, TOP CAT Holding Company, completed the previously announced acquisition of railroad rolling stock and leasing assets from Railcar, Ltd. and Progress Rail Services Corp, both of which are part of Progress Energy, Inc. (NYSE:PGN). These assets were acquired for cash of approximately $82.4 million. Funding was provided through $86.4 million in non-recourse notes securitized by the acquired assets. The assets consist of approximately 6,700 railcars, 48 locomotives and contracts to manage an additional 2,600 railcars for third-party investors. The assets will be owned by several wholly-owned subsidiaries of The Andersons, Inc. and TOP CAT Holding Company, also a wholly-owned subsidiary of The Andersons, Inc., and managed by The Andersons, Inc.

A copy of the Company’s February 12, 2004 press release announcing the completion of the acquisition is filed herewith as Exhibit 99.1 and is incorporated herein by reference. In addition, the Asset Purchase Agreement by and among Progress Rail Services and related entities and Cap Acquire LLC, Cap Acquire Canada ULC and Cap Acquire Mexico S. de R.L. de C.V. (wholly-owned subsidiaries of TOP CAT Holding Co.) and dated January 30, 2004 is filed as Exhibit 10.8.

The Company plans on filing additional financial information about this acquired business by April 27, 2004.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Andersons, Inc.

Date: February 27, 2004	By: /s/Michael J. Anderson Michael J. Anderson President and Chief Executive Officer

EXHIBIT INDEX

Exhibit
Number	Exhibit

10.8	Amended and Restated Asset Purchase Agreement by and among
Progress Rail Services and related entities and Cap Acquire
LLC, Cap Acquire Canada ULC and Cap Acquire Mexico S. de
R.L. de C.V.
99.1	February 12, 2004 press release announcing the completion of the transaction